UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 5, 2005 (December 31, 2004)

SMURFIT-STONE CONTAINER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23876	43-1531401
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

150 North Michigan Avenue
Chicago, Illinois		60601
(Address of principal executive offices)		(Zip Code)

(312) 346-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act.

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.                                          Entry into a Material Definitive Agreement.

On December 31, 2004, William N. Wandmacher retired as Vice President and General Manager of the Containerboard Mill Division of Smurfit-Stone Container Corporation (the “Company”).  In connection with his retirement, Smurfit-Stone Container Enterprises, Inc. (“SSCE”), a wholly-owned subsidiary of the Company, has entered into a Consulting Agreement with Mr. Wandmacher, effective January 1, 2005.

Mr. Wandmacher’s consulting period will run from January 1, 2005 to December 31, 2005 and will continue thereafter until terminated pursuant to terms of the Consulting Agreement.  The Consulting Agreement provides that the Company will pay Mr. Wandmacher $6,250 per month for his consulting and advisory services, plus $200 per hour for each hour in any month in excess of forty working hours per month, and will reimburse him for all reasonable expenses in connection with his consulting services.

Item 1.02.              Termination of a Material Definitive Agreement.

In conjunction with his retirement referenced in Items 1.01 and 5.02 of this report, Mr. Wandmacher’s Employment Agreement, dated October 1, 2000, was terminated.  Mr. Wandmacher also entered into the Consulting Agreement referenced in Item 1.01 above.

Item 5.02.                                          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective December 31, 2004, Mr. Wandmacher retired from his position as Vice President and General Manager of the Company’s Containerboard Mill Division.  Mr. Wandmacher will serve as a consultant for the Company upon his retirement pursuant to the terms of the Consulting Agreement disclosed in Item 1.01 above.

Upon Mr. Wandmacher’s retirement, the Company appointed Mr. M.C. (Sonny) Jackson, age 49, as his successor.  Mr. Jackson has held numerous production and management positions at several of the Company’s mills, including serving as general manager of the Uncasville, Connecticut and Hodge, Louisiana mills.  In 2002, Mr. Jackson became vice president of mill operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	January 5, 2005

SMURFIT-STONE CONTAINER CORPORATION

		By:	\s\ Craig A. Hunt
		Name:	Craig A. Hunt
		Title:	Vice President, Secretary, and General Counsel